Exhibit 10.1

SERVICE AGREEMENT

This Service Agreement (this “Agreement”), effective May 1, 2008, (the “Effective Date”), is by and among, TRANSATLANTIC PETROLEUM CORP., an Alberta corporation, and its subsidiaries (“TransAtlantic”) and LONGFELLOW ENERGY, LP, a Texas limited partnership, VIKING DRILLING, LLC, a Nevada limited liability company, LONGE ENERGY LIMITED, a Bermuda limited liability company, and RIATA MANAGEMENT, LLC, an Oklahoma limited liability company, and their subsidiaries (collectively, the “Riata Entities”).

RECITALS:

WHEREAS, the Riata Entities may provide certain services to TransAtlantic in connection with TransAtlantic’s expanding scope of operations;

WHEREAS, TransAtlantic may provide certain services to the Riata Entities in connection with the Riata Entities worldwide operations;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties hereto (collectively, the “Parties” and each individually a “Party”) agree as follows:

ARTICLE I

MANAGEMENT CONSULTING SERVICES

TransAtlantic and the Riata Entities may provide each other “Management Consulting Services” (as that term is defined in this Article I) pursuant to the following terms and conditions:

1.01 Services to be Provided. For purposes of this Article I, “Management Consulting Services” shall mean:

a.	the provision of consultations with respect to entity formation and corporate organization;
b.	the provision of consultations with respect to the acquisition or disposition of domestic and international oil and gas properties;
c.	the provision of consultation with respect to debt and/or equity financings;
d.	the documentation of domestic and international oil and gas transfers and transactions;
e.	the preparation, review and negotiation of contracts; and
f.	the provision of such other services related to items (a) through (e) as TransAtlantic or the Riata Entities may reasonably request and which the Party providing the service has the capability to perform.

1.02 Compensation.

a. Personnel. The Party receiving the service shall pay the Party providing the service for the use of the personnel involved in rendering Management Consulting Services at the Party providing the service’s actual cost based on the salary and benefits received by the persons providing such services assuming a 2,000 hour work year per person, which amounts shall be billed on a per hour basis.

b. General and Administrative Expenses. The Party receiving the service shall reimburse the Party providing the service for a proportionate part of the general and administrative expenses (office rent, equipment, supplies and other similar items) based on the amount of the personnel expenses charged each month compared to the total personnel expenses associated with the provision of Management Consulting Services and comparable services to any other affiliated party.

c. Incidental Expenses. The Party receiving the service shall reimburse the Party providing the service at the actual cost for all reasonable expenses incurred incident to providing Management Consulting Services, including, without limitation, telephone, postage, reproduction and other similar expenses.

d. Date of Payment. The Party providing the service shall bill the Party receiving the service monthly for such expenses and reimbursements as may be due pursuant to the provisions of this Section 1.02. Payment shall be due not later than forty-five (45) days from the date of invoice.

1.03 Company Personnel. Management Consulting Services shall be provided by TransAtlantic or the Riata Entities, as applicable. The Party providing the service shall not be required to engage the services of any third party to provide Management Consulting Services to the Party receiving the service.

1.04 Term. The arrangements contemplated by this Article I shall begin on the Effective Date and shall continue until terminated by either the Riata Entities or TransAtlantic by providing ninety (90) days advance written notice of termination to the Riata Entities or TransAtlantic, as applicable.

ARTICLE II

COMPUTER SERVICES

The Riata Entities agree to provide to TransAtlantic from time to time upon TransAtlantic’s request “Computer Services” (as that term is defined in this Article II) pursuant to the following terms and conditions:

2.01 Services to be Provided. For purposes of this Article II, “Computer Services” shall mean general information technology services including, hardware and software acquisition and maintenance and network administration.

2.02 Compensation.

a. Computer Usage. TransAtlantic will be billed for computer usage by the Riata Entities based on the actual cost to the Riata Entities, determined as follows:

(i) with respect to expenses directly associated with the hardware and/or software utilized in any part by both Parties (the “Common Use Equipment”), based upon the amount of disc space used by TransAtlantic compared to the total amount of disc space used by both Parties of all Common Use Equipment; and

(ii) with respect to expenses directly associated with hardware and/or software only used by TransAtlantic (the “Single Use Equipment”), the actual cost to the Riata Entities of obtaining such Single Use Equipment.

b. Personnel. TransAtlantic shall pay the Riata Entities for the use of the Riata Entities’ personnel involved in rendering Computer Services at actual cost based on the salary and benefits received by the persons providing such services assuming a 2,000 hour work year per person, which amounts shall be billed to TransAtlantic on a per hour basis.

c. Incidental Expenses. TransAtlantic shall reimburse the Riata Entities at the Riata Entities’ actual cost for all reasonable expenses incurred by the Riata Entities incident to providing Computer Services, including, without limitation, telephone, postage, reproduction and other similar expenses.

d. Date of Payment. The Riata Entities shall bill TransAtlantic monthly for such expenses and reimbursements as may be due pursuant to the provisions of this Section 3.02. Payment by TransAtlantic shall be due not later than forty-five (45) days from the date of invoice.

2.03 Term. The arrangements contemplated by this Article II shall begin on the Effective Date and shall continue until terminated by either TransAtlantic or the Riata Entities by providing ninety (90) days advance written notice of termination to the Riata Entities or TransAtlantic, as applicable.

ARTICLE III

PAYROLL AND BENEFITS SERVICES

The Riata Entities may provide to TransAtlantic from time to time upon TransAtlantic’s request “Payroll and Benefits Services” (as that term is defined in this Article III) pursuant to the following terms and conditions:

3.01 Services to be Provided. For purposes of this Article III, “Payroll and Benefits Services” shall mean:

a. the administration of payroll matters and administration of contracts, if any, with Automatic Data Processing, Inc. or other companies providing the same or similar services;

b. the administration of benefit plans for TransAtlantic, including consultation with employees of TransAtlantic with respect to medical and life insurance plans and the filing of applicable claims;

c. the administration of documentation for all new employees of TransAtlantic and all necessary documentation in connection with employee terminations;

d. the provision of consultations to TransAtlantic’s supervisors in reference to employee policies and procedures;

e. the creation and administration of TransAtlantic’s retirement and savings plans and providing consultation to TransAtlantic’s employees with respect to such plans;

f. the provision of consultations with respect to Texas Employment Commission, Internal Revenue Service and United States Department of Labor matters and claims;

g. the provision of consultations regarding TransAtlantic’s safety program;

h. the preparation and provision of payroll tax returns and reports; and

i. the provision of other employee services as may be requested from time to time by TransAtlantic and which the Riata Entities have the capability to perform.

3.02 Compensation.

a. Personnel. TransAtlantic shall pay the Riata Entities for the use of the Riata Entities’ personnel involved in rendering Payroll and Benefits Services at actual cost based on the salary and benefits received by the persons providing such services assuming a 2,000 hour work year per person, which amounts shall be billed to TransAtlantic on a per hour basis.

b. General and Administrative Expenses. TransAtlantic shall reimburse the Riata Entities for a proportionate part of its general and administrative expenses (office rent, equipment, supplies and other similar items) based on the amount of personnel expenses charged to TransAtlantic each month compared to the total personnel expenses of Riata Entities associated with the provision of Payroll and Benefits Services to TransAtlantic.

c. Incidental Expenses. TransAtlantic shall reimburse the Riata Entities at actual cost for all reasonable expenses incurred by the Riata Entities incident to providing Payroll and Benefits Services, including, without limitation, telephone, postage, reproduction and other similar expenses.

d. Date of Payment. The Riata Entities shall bill TransAtlantic monthly for such expenses and reimbursements as the Riata Entities may be due pursuant to the provisions of this Section 3.02. Payment by TransAtlantic shall be due not later than forty-five (45) days from the date of invoice.

3.03 Term. The arrangements contemplated by this Article III shall begin on the Effective Date and shall continue until terminated by either the Riata Entities or TransAtlantic by providing ninety (90) days advance written notice of termination to the Riata Entities or TransAtlantic, as applicable.

ARTICLE IV

OIL AND GAS SERVICES

The Riata Entities and TransAtlantic shall enter into separate operating agreements for any properties owned by TransAtlantic or the Riata Entities and operated by the other Party, and such operating agreements shall govern the terms of the relationship between such Parties without further reference to this Agreement. In addition, TransAtlantic and the Riata Entities may provide each other “Oil and Gas Services” (as that term is defined in this Article IV) pursuant to the following terms and conditions:

4.01 Services to be Provided. For purposes of this Article IV, “Oil and Gas Services” shall mean:

a. evaluation and technical services as requested from time to time with respect to properties owned by TransAtlantic and not operated by the Riata Entities;

b. lease maintenance services with respect to file maintenance, regulatory matters, and other related matters;

c. evaluation by TransAtlantic of prospects identified by the Riata Entities and outside TransAtlantic’s scope of operations; and

d. such other services related to items (a) through (c) above as a Party shall reasonably request and which the other Party has the ability to perform.

4.02 Compensation.

a. Personnel. The Party receiving the service shall pay the Party providing the service for the use of the personnel involved in rendering Oil and Gas Services at the actual cost based on the salary and benefits received by the persons providing such services assuming a 2,000 hour work year per person, which amount shall be billed on a per hour basis.

b. General and Administrative Expenses. The Party receiving the service shall reimburse the Party providing the service for a proportionate part of its general and administrative expenses (office rent, equipment, supplies and other similar items) based on the amount of personnel expenses charged each month compared to the total personnel expenses associated with the provision of Oil and Gas Services.

c. Incidental Expenses. The Party receiving the service shall reimburse the Party providing the service at the actual cost for all reasonable expenses incurred incident to providing Oil and Gas Services, including, without limitation, telephone, postage, reproduction and other similar expenses.

d. Date of Payments. The Party providing the service shall bill the Party receiving the service monthly for such expenses and reimbursements as may be due pursuant to the provisions of this Section 5.02. Payment shall be due not later than forty-five (45) days from the date of invoice.

4.03 Term. The arrangements contemplated by this Article IV shall begin on the Effective Date and shall continue until terminated, in whole or in part, by either the Riata Entities or TransAtlantic by providing one hundred eighty (180) days advance written notice of termination to the Riata Entities or TransAtlantic, as applicable.

ARTICLE V

INSURANCE ADMINISTRATION SERVICES

The Riata Entities agree to provide to TransAtlantic from time to time upon TransAtlantic’s request “Insurance Administration Services” (as that term is defined in this Article V) pursuant to the following terms and conditions:

5.01 Services to be Provided. For purposes of this Article V, “Insurance Administration Services” shall mean:

a.	processing claims of TransAtlantic under the insurance coverage maintained by TransAtlantic (“Insurance”);
b.	administering the policy provisions of the Insurance;
c.	administering the payment of premiums for the Insurance;
d.	administering TransAtlantic’s employee health benefits plan; and
e.	such other services related to items (a) through (d) above as TransAtlantic shall reasonably request, and which the Riata Entities has the capability to perform.

5.02 Acknowledgment of TransAtlantic. The Riata Entities shall not be responsible to TransAtlantic for loss of coverage or in any other respect if any of the Insurance is canceled by the insurance carrier or underwriter regardless of cause or if the Riata Entities is unable to secure substitute or replacement coverage for the same coverage as the canceled or expired Insurance. TransAtlantic agrees to cooperate with any insurance carrier, representative or agents in the investigation of any claim or insurance and to provide any information which any such carrier shall reasonably request for the purpose of investigating a claim. TransAtlantic agrees to indemnify and hold harmless the Riata Entities and its directors, officers, agents, employees and affiliates (each an “Indemnified Party” and collectively, the “Indemnified Parties”) providing any assistance pursuant to this Article V against any and all damages, claims, obligations, liabilities, lawsuits, penalties, administrative proceedings, judgments, costs or expenses, including reasonable attorneys’ fees, resulting from or arising out of or in connection with any function of the Riata Entities under this Article V or in connection with any claim made by or against TransAtlantic relating to any of the Insurance or matters purportedly covered by the Insurance, unless any such damage or claim was the result of gross negligence or willful misconduct of any Indemnified Party. IT IS THE INTENTION OF TRANSATLANTIC TO INDEMNIFY EACH OF THE INDEMNIFIED PARTIES FOR DAMAGES RESULTING FROM THE NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE, OF ANY OF THE INDEMNIFIED PARTIES.

TransAtlantic agrees and acknowledges that the Riata Entities are not an insurance carrier or an insurer of any claims made by or against TransAtlantic for any matters covered by any of the Insurance or otherwise. TransAtlantic agrees not to sue the Riata Entities for (i) any claims or events occurring for which an insurance carrier may deny coverage or dispute any aspect of coverage (including, but not limited to, coverage amounts, defense obligations and settlement obligations), or (ii) any other action taken or omitted pursuant hereto, unless such action constitutes gross negligence or willful misconduct on the part of the Riata Entities. TRANSATLANTIC SPECIFICALLY AGREES THAT IT WILL NOT SUE THE RIATA ENTITIES FOR, OR BE ENTITLED TO RECOVER FROM THE RIATA ENTITIES WITH RESPECT TO, ACTIONS TAKEN OR OMITTED BY THE RIATA ENTITIES AS A RESULT OF THE RIATA ENTITIES’ NEGLIGENCE, OTHER THAN GROSS NEGLIGENCE.

The Riata Entities shall not have any responsibility for claims (whether by or against TransAtlantic) not covered by the Insurance nor shall the Riata Entities have any obligation to acquire insurance for TransAtlantic in any such uncovered area. In particular, but without limitation, the Riata Entities shall not be required to maintain directors and officers indemnification or liability insurance for the directors and officers of TransAtlantic.

5.03 Compensation.

a. Personnel. TransAtlantic shall pay the Riata Entities for the use of the Riata Entities’ personnel involved in rendering Insurance Administration Services at the Riata Entities’ actual cost based on the salary and benefits received by the persons providing such services assuming a 2,000 hour work year per person, which amounts shall be billed to TransAtlantic on a per hour basis.

b. General and Administrative Expenses. TransAtlantic shall reimburse the Riata Entities for a proportionate part of the general and administrative expenses (office rent, equipment, supplies and other similar items) based on the amount of personnel expense charged to TransAtlantic each month compared to the total personnel expenses of the Riata Entities associated with the provision of Insurance Administration Services to TransAtlantic.

c. Incidental Expenses. TransAtlantic shall reimburse the Riata Entities at the Riata Entities’ actual cost for all reasonable expenses incurred by the Riata Entities incident to providing Insurance Administration Services including, without limitation, telephone, postage, reproduction and similar expenses.

d. Date of Payment. The Riata Entities shall bill TransAtlantic monthly for such expenses and reimbursements as the Riata Entities may be due pursuant to the provisions of this Section 5.03. Payment by TransAtlantic shall be due not later than forty-five (45) days from the date of invoice.

5.04 Term. The arrangements contemplated by this Article V shall begin on the Effective Date and shall continue, with respect to the Insurance, until terminated by either party by providing ninety (90) days advance written notice of termination to the Riata Entities or TransAtlantic, as applicable.

ARTICLE VI

GENERAL ACCOUNTING SERVICES

TransAtlantic and the Riata Entities may provide each other “General Accounting Services” (as that term is defined in this Article VI) pursuant to the following terms and conditions:

6.01 Services to be Provided. For purposes of Article VI, “General Accounting Services” shall mean:

a.	the provision of cash management and treasury services;
b.	the provision of consulting and training services with respect to accounting systems and software;
c.	the provision of financial reporting services; and
d.	the provision of other accounting services related to items (a) through (c) as TransAtlantic may reasonably request, and which the Riata Entities has the capability to perform.

6.02 Compensation.

a. Personnel. The Party receiving the services shall pay the Party providing the services for the use of personnel involved in rendering General Accounting Services at actual cost based on the salary and benefits received by the persons providing such services assuming a 2,000 hour work year per person, which amounts shall be billed on a per hour basis.

b. General and Administrative Expenses. The Party receiving the services shall reimburse the Party providing the services for a proportionate part of its general and administrative expenses (office rent, equipment, supplies and other similar items) based on the amount of personnel expenses charged each month compared to the total personnel expenses associated with the provision of Payroll and Benefits Services.

c. Incidental Expenses. The Party receiving the services shall reimburse the Party providing the services at the actual cost for all reasonable expenses incurred incident to providing General Accounting Services, including, without limitation, telephone, postage, reproduction and other similar expenses.

d. Date of Payment. The Party providing the services shall bill the Party receiving the services monthly for such expenses and reimbursements as may be due pursuant to the provisions of this Section 6.02. Payment shall be due not later than forty-five (45) days from the date of invoice.

6.03 Company Personnel. General Accounting Services shall be provided by Company personnel. The Party providing the services shall not be required to engage the services of any third party to provide General Accounting Services.

6.04 Term. The arrangements contemplated by this Article VI shall begin on the Effective Date and shall continue until terminated by either the Riata Entities or TransAtlantic by providing ninety (90) days advance written notice of termination to the Riata Entities or TransAtlantic, as applicable.

ARTICLE VII

ENTERTAINMENT SERVICES

The Riata Entities may provide to TransAtlantic “Entertainment Services” (as that term is defined in this Article VII) pursuant to the following terms and conditions:

7.01 Services to be Provided. For purposes of this Article VII, “Entertainment Services” shall include but not be limited to providing deer, turkey and quail hunting on Riata Entities’ ranches in accordance with Hunting Leases in the form attached hereto as Attachment A.

ARTICLE VIII

AUDIT AND VERIFICATION

8.01 Review by Party. All statements delivered by a party hereto for the provision of services hereunder shall include reasonable documentation in support of the amounts billed therein, including the total number of hours worked by each employee which provided services during the relevant period, allocated, if applicable, to the project level.

8.02 Evaluation. The chief financial officer of the Riata Entities and the chief financial officer of TransAtlantic (each a “Reviewing Party”) shall quarterly conduct a review of the amounts billed to it under this Agreement and each shall determine whether such amounts were reasonable. If either of the Reviewing Parties shall determine that any material amount billed to it pursuant to this Agreement was unreasonable or not in compliance with this Agreement, such Reviewing Party may dispute such amount, under the terms of Section 8.03 hereof, at any time prior to ninety (90) days after the end of the fiscal quarter in which the services resulting in such disputed amount were performed.

8.03 Dispute Resolution. A Party wishing to dispute any amount billed in any statement delivered hereunder (the “Disputing Party”) shall have the right to dispute such amount by sending a notice of such dispute (a “Notice of Dispute”), disclosing in reasonable detail the amount and basis of such dispute, to the Party that sent the disputed statement (the “Billing Party”). In the event of any such dispute, the Billing Party shall provide the Disputing Party reasonable access to the Billing Party’s records, books of account, work papers and other books and records and to its officers, employees, agents and other representatives for purposes of verifying the amounts billed. The Parties to any such dispute shall attempt in good faith to resolve such dispute. In the event that the Parties to such a dispute are unable to resolve the dispute within sixty (60) days after the delivery of the Notice of Dispute, the items in dispute shall be delivered to an independent accounting firm, jointly selected by the Parties, whose determination shall be limited to the items in dispute and shall be final, conclusive and binding on the Parties. The Parties will cooperate with each other and with such independent accounting firm and will provide such independent accounting firm with such information as it may reasonably require. The fees and expenses of such independent accounting firm shall be borne equally by the Billing Party and the Disputing Party.

8.04 Reimbursement. Within thirty (30) days following the resolution of any dispute under this Article VIII, the Riata Entities shall make a payment to TransAtlantic or TransAtlantic shall make a payment to the Riata Entities, as the case may be, in accordance with the agreement of the Parties or the determination of the independent accounting firm, as applicable.

ARTICLE IX

CONFIDENTIAL INFORMATION

9.01 Definition of Confidential Information. “Confidential Information” shall mean any and all confidential information of a Party (the “Disclosing Party”) that is disclosed to or acquired by the other Party (the “Receiving Party”) in the course of providing services under this Agreement, other than information that the Receiving Party can show (a) was in the public domain through no fault of the Receiving Party, (b) is acquired by the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, but only to the extent that any such source is not known by the Receiving Party to be in a confidential relationship with the Disclosing Party or (c) is developed by or for the Receiving Party independently of the information disclosed to or acquired by the Receiving Party hereunder.

9.02 Restrictions on Disclosure. Except as expressly permitted hereunder, neither the Riata Entities nor TransAtlantic shall at any time disclose, permit the disclosure of, release, disseminate or transfer, whether orally or by any other means, any part of any Confidential Information to any person or entity other than the Riata Entities or TransAtlantic, as the case may be, without the express prior written consent of the other Party. Except as expressly permitted hereunder, the Riata Entities and TransAtlantic shall not use Confidential Information of the other Party. Each Party shall inform its employees, agents and other representatives of the confidential nature of Confidential Information and the restrictions on the disclosure and use of Confidential Information contained in this Agreement and shall use commercially reasonable efforts to cause its employees, agents and other representatives to observe the provisions of this Article IX.

9.03 Permitted Disclosure and Use. The Riata Entities and TransAtlantic may disclose or use Confidential Information (a) as reasonably necessary to perform the services described in this Agreement, (b) as required to be disclosed pursuant to a court order, (c) as is reasonably necessary in connection with any pending legal proceeding involving or arising out of this Agreement, (d) as required by applicable law or regulation or (e) with the prior written consent of the other Party.

9.04 Injunctive Relief. The Riata Entities and TransAtlantic acknowledge that any unauthorized disclosure or use of Confidential Information may cause harm to the non-disclosing Party’s business for which damages at law may not be an adequate remedy. Therefore, in addition to any other remedy available to it, the non-disclosing Party shall be entitled to seek temporary and permanent injunctive relief in the event of a breach or threatened breach of this Article IX.

9.05 Public Company. The Riata Entities are aware of and will advise their respective representatives and affiliated companies who are informed as to the matters which are subject to this Agreement that Canadian and United States securities laws prohibit any person who has received from TransAtlantic material, non-public information concerning matters which are of the nature of those covered by the subject of this Agreement from purchasing or selling securities of TransAtlantic or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

ARTICLE X

STANDARD OF CARE; LIMITATION OF LIABILITIES

10.01 Standard of Care; Disclaimer of Warranties; Limitation of Liabilities.

a. The Riata Entities’ standard of care with respect to the provision of services pursuant to this Agreement shall be limited to providing services of the same general quality as the Riata Entities provides for its own internal operations, and TransAtlantic’s sole and exclusive remedy for the failure by the Riata Entities to meet such standard of care in providing services hereunder shall be to terminate such services as provided in this Agreement. The Riata Entities makes no representations or warranties of any kind, whether express or implied (i) as to the quality or timeliness or fitness for a particular purpose of services it provides hereunder, or (ii) with respect to any supplies or other material purchased on behalf of TransAtlantic pursuant to this Agreement, the merchantability or fitness for any purpose of any such supplies or other materials. EXCEPT AS PROVIDED IN ARTICLE V RELATING TO INSURANCE ADMINISTRATIVE SERVICES, UNDER NO CIRCUMSTANCES SHALL THE RIATA ENTITIES HAVE ANY LIABILITY HEREUNDER FOR DAMAGES IN EXCESS OF AMOUNTS PAID BY TRANSATLANTIC UNDER THIS AGREEMENT OR FOR CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS.

b. TransAtlantic’s standard of care with respect to the provision of services pursuant to this Agreement shall be limited to providing services of the same general quality as TransAtlantic provide for its own internal operations, and the Riata Entities’ sole and exclusive remedy for the failure by TransAtlantic to meet such standard of care in providing services hereunder shall be to terminate such services as provided in this Agreement. TransAtlantic make no representations or warranties of any kind, whether express or implied (i) as to the quality or timeliness or fitness for a particular purpose of services it provides hereunder, or (ii) with respect to any supplies or other material purchased on behalf of the Riata Entities pursuant to this Agreement, the merchantability or fitness for any purpose of any such supplies or other materials. EXCEPT AS PROVIDED IN ARTICLE V RELATING TO INSURANCE ADMINISTRATIVE SERVICES, UNDER NO CIRCUMSTANCES SHALL TRANSATLANTIC HAVE ANY LIABILITY HEREUNDER FOR DAMAGES IN EXCESS OF AMOUNTS PAID BY THE RIATA ENTITIES UNDER THIS AGREEMENT OR FOR CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS.

ARTICLE XI

MISCELLANEOUS

11.01 Work Releases. In order to more clearly define the particular services to be provided by either TransAtlantic or the Riata Entities under this Agreement, the Parties may from time to time agree to written work releases (“Work Releases”), such Work Releases to be attached to and made a part of this Agreement.

11.02 Notices. All notices or other communications hereunder shall be in writing, delivered against receipt or mailed registered, first class postage prepaid, return receipt requested, by telecopier or by hand delivery to the following:

a.	If to the Riata Entities:
Riata Management, LLC
Attn: Matthew McCann
4801 Gaillardia Parkway, Suite 225
Oklahoma City, OK 73142
405.286.6324 – Telephone
405.286.6399 – Facsimile
matt.mccann@riatamangement.com

b.	If to TransAtlantic:
TransAtlantic Petroleum Corp.
Attn: Jeffrey Mecom
5910 N. Central Expressway, Suite 1755
Dallas, TX 75206
214.220.4323 – Telephone
214.220.4327 – Facsimile
jeff@tapcor.com

11.03 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successor and assigns; provided, however, that, except as provided in the next succeeding sentence, no Party shall assign its rights under this Agreement to any other person without the express prior written consent of the other Party. Notwithstanding the foregoing, TransAtlantic may assign its rights hereunder without the prior written consent of the Riata Entities to any affiliate of TransAtlantic.

11.04 Independent Contractor Relationship.

a. The Riata Entities and TransAtlantic shall perform services hereunder solely in the capacity of independent contractors, and the Riata Entities and TransAtlantic hereby agree that nothing herein shall in any manner constitute any Party as the agent or other representative of any other Party for any purpose whatsoever. Without limiting the foregoing, no Party shall have the right or authority to enter into any contract, warranty, guarantee or other undertaking or obligation in the name of or for the account of another Party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of another Party, or to bind another Party in any manner whatsoever, or to hold itself out as having any right, power or authority to do any of the foregoing, except, in each case, as to actions taken by a Party at the express written request and direction of another Party.

b. The employees, agents and independent contractors of the Riata Entities are employees, agents and independent contractors of the Riata Entities for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of TransAtlantic. The employees, agents and independent contractors of TransAtlantic are employees, agents and independent contractors of TransAtlantic for all purposes and under no circumstances will be deemed to be employees, agents or independent contractors of the Riata Entities. The Riata Entities will have no supervision or control over any such TransAtlantic’s employees, agents and independent contractors and any complaint or requested change in procedure made by the Riata Entities will be transmitted by the Riata Entities to TransAtlantic. TransAtlantic will have no supervision or control over any such Riata Entities employees, agents and independent contractors and any complaint or requested change in procedure made by TransAtlantic will be transmitted by TransAtlantic to the Riata Entities.

11.05 Entire Contract. This Agreement constitutes the entire contract between the Parties, and no Party shall be liable or bound to the other in any manner by any warranties, representations or agreements (whether express, implied or otherwise), except as specifically set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

11.06 Headings. The Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

11.08 Counterparts. This Agreement may be executed in several counterparts, and by the several parties hereto on separate counterparts, and all such separate counterparts, construed together, shall constitute one and the same instrument.

11.09 Severability. Any provision of this Agreement which is invalid or unenforceable in any relevant jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and, to the extent permitted by law, any determination of invalidity or unenforceability of such provision in any other jurisdiction.

11.10 Limitation on Liability. A Party providing services under this Agreement shall not have liability to a Party receiving such services unless the Party providing such services shall have been found by a court of competent jurisdiction to have been grossly negligent or engaged in willful misconduct with respect to the services provided. It is the intention of the Parties not to hold the Parties providing such services liable for the negligence of the Parties providing such services.

11.11 No Partnership. Nothing in this Agreement, express or implied, shall create a partnership relationship between the Parties (including any of their respective successors and assigns).

11.12 No Rights in Third Parties. Nothing in this Agreement, express or implied, shall be construed to constitute or be evidence of an agreement which gives any third party any rights hereunder, including, but not limited to, rights of employment by any employee of the Riata Entities or TransAtlantic for any specified period of time.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written, to be effective, however, as of the Effective Date hereof.

[Signature Pages to Follow]

TRANSATLANTIC:

TransAtlantic Petroleum Corp. An Alberta Corporation

By:	/s/ Scott C. Larsen
Scott C. Larsen, President

RIATA ENTITIES:

Longfellow Energy, LP A Texas limited partnership By: Deut 8, LLC, Its General Partner

By:	/s/ Malone Mitchell, 3rd
Malone Mitchell, 3rd, Manager

Viking Drilling, LLC A Nevada limited liability company

By:	/s/ Malone Mitchell, 3rd
Malone Mitchell, 3rd, Manager

Longe Energy Limited A Bermuda limited liability company

By:	/s/ Malone Mitchell, 3rd
Malone Mitchell, 3rd, President

Riata Management, LLC An Oklahoma limited liability company

By:	/s/ Malone Mitchell, 3rd
Malone Mitchell, 3rd, Manager